EXHIBIT 5.1

[Letterhead of Cooley Godward]

April 26, 2002

Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cypress Bioscience, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 6,871,467 shares of common stock of the Company, par value $0.02 per share (the “Shares”), and up to 4,325,301 shares of common stock of the Company issuable upon exercise pursuant to certain warrant agreements (the “Warrant Agreements”) between the selling stockholders and the Company (the “Warrant Shares”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied upon an Officers Certificate confirming receipt of payment for the Shares upon their original issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable, and the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant Agreements, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statements.

Sin	cerely,

Co	oley Godward LLP

/s/	FREDERICK T. MUTO